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                                                                  EXHIBIT 10.15
                         INCENTIVE SEVERANCE AGREEMENT

         THIS INCENTIVE SEVERANCE AGREEMENT, made and entered into effective as of July 20, 1993 (the "Agreement"), is by and between TRANSCO ENERGY COMPANY, a Delaware corporation (the "Company"), and Robert M. Chiste (the "Employee").

                                  WITNESSETH:

         WHEREAS, Employee presently serves the Company as a senior executive officer of Transco Energy Ventures Company ("TEVCO"); and

         WHEREAS, the Company desires to sell TEVCO and its subsidiaries, and, therefore, the Company considers it prudent to enter into this Agreement with Employee in order to encourage Employee's continued services and managerial guidance, to receive the benefits of Employee's business knowledge and experience and to define the nature and terms of Employee's benefits upon a Qualified Termination (as defined below);

         NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows:

         1. Term. This Agreement shall commence on the date hereof and shall continue (the "Agreement Period") until the earliest of (1) a Qualified Termination (as defined below), (2) the date Employee's employment with the Company is terminated for any reason other than a Qualified Termination, (3) the date the Company gives written notice to Employee that the Company has abandoned its efforts to effect the Sale of TEVCO, or (4) December 31, 1994. Notwithstanding the foregoing, however, termination of this Agreement on a Qualified Termination shall not alter or impair the rights of Employee arising hereunder as a consequence of such Qualified Termination.

         2. Qualified Termination of Employment. If Employee's employment with the Company is terminated due to a Qualified Termination, Employee shall be entitled to the benefits specified in Section 3(ii) hereof.

         (i) Qualified Termination. For purposes of this Agreement, a "Qualified Termination" shall mean any of the following:

                 (A) Employee terminates Employee's employment with the Company for Good Reason (as defined below);

                 (B) The Company terminates Employee's employment with the Company other than for Cause; or

                 (C) Employee terminates Employee's employment with the Company with the consent of the Board of Directors of the Company.

         (ii) Cause. The Company may terminate Employee's employment for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate Employee's employment only upon (A) the willful and continued failure by Employee to perform substantially Employee's duties with the Company, other than any such failure resulting from Employee's incapacity due to physical or




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         mental illness, which failure continues unabated for 30 days after a demand for substantial performance is delivered to Employee by the Company's Board of Directors that specifically identifies the manner in which such Board of Directors believes that Employee has not substantially performed Employee's duties or (B) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company. For purposes of this paragraph, an act or failure to act on Employee's part shell be considered "willful" if done or omitted to be done by Employee otherwise than in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company; provided, however, a failure of Employee to continue (or to agree to continue) employment with TEVCO after the Sale of TEVCO shall not constitute "misconduct". Notwithstanding the foregoing, Employee shall not be deemed to have been terminated by the Company for Cause unless and until the Company shall have delivered to Employee a copy of a resolution duly adopted by the unanimous affirmative vote of the entire membership of the Company's Board of Directors, at a meeting of the Company's Board of Directors called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before the Company's Board of Directors), finding that in the good faith opinion of the Company's Board of Directors Employee was guilty of conduct set forth in clauses (A) or (B) of the second sentence of this subsection (ii) and specifying the particulars thereof in reasonable detail.

                 (iii) Good Reason. Employee may terminate Employee's employment for Good Reason. For purposes of this Agreement "Good Reason" shall mean any of the following:

                          (A) Prior to the Sale of TEVCO, Employee is assigned,
                 without Employee's consent, any duties inconsistent with Employee's positions, duties, responsibilities and status with the Company immediately prior to the effective date of this Agreement; provided, however, it is understood that the Company may reassign Employee in anticipation of or in conjunction with the Sale of TEVCO or any transaction with a third party concerning all or part of TEVCO and/or its subsidiaries, including, but not limited to, the formation of a joint venture, and any such reassignment shall not be construed as a Good Reason provided Employee's duties and compensation following such reassignment remain substantially similar to either Employee's duties and compensation before such reassignment or the duties and compensation are as set forth in subparagraph (B) below;

                          (B) After the Sale of TEVCO, Employee is assigned,
                 without Employee's consent, any duties and compensation inconsistent with those of a senior executive reporting directly to the Chief Executive Officer of the Company with responsibilities relating to, and the position of, chief operating officer of one or more of the Company's principal operating units;

                          (C) Employee's annual rate of base salary is reduced
                 from $215,000 or such greater amount, if any, as may be in effect at any time after the effective date of this Agreement (such annual rate of base salary, as so increased, if applicable, is referred to hereinafter as the "Base Salary") or Employee's participation in the Transco incentive Compensation Plan is terminated by the Company;





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                          (D) the principal executive offices of the Company
                 are relocated to a location outside the greater Houston area, or the Company requires Employee to relocate anywhere other than the location of the Company's principal executive offices except for required travel on the Company's business to an extent substantially consistent with Employee's past business travel obligations to the Company;

                          (E) the Company fails to obtain the assumption of the
                 obligation to perform this Agreement by any successor as contemplated in Section 4 hereof; or

                          (F) the Company shall violate or breach any material
                 obligation of the Company to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of the Company.

                 (iv) Sale of TEVCO. For purposes of this Agreement, the "Sale of TEVCO" shall mean the closing date on which either of the following shall occur:

                          (A) the Company sells or otherwise disposes of more
                 than 50% of the total combined voting power of all classes of TEVCO stock, if, upon such sale or disposition, the Company ceases to have effective control of TEVCO's daily operations; or

                          (B) the Company causes the sale or other disposition
                 of substantially all of the power projects and substantially all of the other assets of TEVCO (which includes the stock of its subsidiaries) and its subsidiaries ("Asset Sale"). Whether, and when, an Asset Sale has occurred shall be determined in good faith by the Company.

                 (v) Notice of Termination. Any termination by the Company pursuant to subparagraph (ii) above or by Employee pursuant to subparagraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

                (vi) Date of Termination. "Date of Termination" shall mean if EmpIoyee's employment is terminated pursuant to subparagraph (iii) above, the date specified in the Notice of Termination and if Employees's employment is terminated for any other reason, the date of which a Notice of Termination is given.

                 3. Compensation Upon Termination.

                 (i) if, during or coincident with the end of the Agreement Period, Employee's employment terminates for any reason other than a Qualified Termination, the Company shall pay Employee the amount of Employee's earned but unpaid (the semi-monthly amount of) Base Salary and vacation pay through the Date of Termination and the Company shall have no further obligations to Employee under this Agreement; however, Employee shall continue to possess such rights, if any, that may arise other than under this Agreement.





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                 (ii) If, during or coincident with the end of the Agreement
         Period, Employee's employment terminates by reason of a Qualified Termination, the Company

                          (A) shall pay to Employee, in a single lump sum by
                 check, the sum of $404,000, which shall be in complete payment and satisfaction of all rights and claims Employee may have against the Company for (i) Base Salary (except any earned, but unpaid, Base Salary through the Date of Termination), (ii) benefits under any severance plan or policy of the Company for employees, and (iii) all amounts payable under the Transco Incentive Compensation Plan and any other bonus plan, agreement or arrangement of the Company other than (X) the TEVCO Incentive Plan, but excluding any claims relating to unallocated or carryover amounts thereunder, which are acknowledged to be included in the $404,000 payment above, or
                 (Y) the TEVCO Sales Incentive Plan;

                          (B) shall waive the payment of the premiums required
                 for the first 12 months of continued coverage under a group health plan of the Company, if Employee is eligible for and elects continuation coverage under COBRA, as set forth in Part 6, Subtitle B of Title I of ERISA, for Employee and/or his qualifying beneficiaries under COBRA; and

                          (C) shall pay to Employee, in satisfaction of
                 Employee's vacation rights, an amount equal to (i) Employee's vacation accrued for 1991 and 1992, but unpaid or not taken, as the case may be, as of the date of the Qualified Termination, plus (ii) Employee's vacation accrued, but not vested, for 1993 through the date of the Qualified Termination, rounded up to a full day, if necessary. The amount of accrued, but not vested, 1993 vacation shall be the product of (1) the number of vacation days Employee would have earned for 1993 had Employee remained employed with the Company through December 31, 1993 and (2) a fraction, the numerator of which is the number of days Employee is employed with the Company during 1993, and the denominator of which is 365.

                 (iii) If, prior to the end of the Agreement Period, the Company effects a sale of TEVCO and Employee is entitled to receive a payment under the TEVCO Sales Incentive Plan, then, and only in such event, the Company shall pay Employee the bonus amount, if any, determined from the table below, at the same time as payment is made to Employee under the TEVCO Sales Incentive Plan:

TEVCO Gross Sales Proceeds                               Bonus Amount
- --------------------------                               ------------
Less than      $125,000,000                             $          0
$125,000,001 - $129,999,999                             $     50,000
$130,000,000 - $134,999,999                             $     75,000
$135,000,000 - $139,999,999                             $    100,000
$140,000,000 - $144,999,999                             $    125,000
$145,000,000 or more                                    $    150,000





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         The "TEVCO Gross Sales Proceeds" means the sum of the cash and the fair market value of any property other than cash, as determined by the investment bankers retained by the Company, received by the Company on the Sale of TEVCO.

                 4. Successors: Binding Agreement.

                 (i) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to substantially all of its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                 (ii) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's estate.

                 5. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, provided that all notices to the Company shall be directed to the General Counsel of the Company, with a copy to the Secretary of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                 6. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of all outstanding classes of stock or interests.

                 7. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and by the Chief Executive Officer or other authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                 8. Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.





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                 9. Arbitration. Any dispute or controversy arising out of or in connection with this Agreement as to whether Employee's employment with the Company has terminated due to either Cause or Good Reason shall be submitted to arbitration pursuant to the following procedure:

                 (i) Either party may demand such arbitration in writing after the controversy arises, which demand shall include the name of the arbitrator appointed by the party demanding arbitration, together with a statement of the matter in controversy.

                 (ii) Within 15 days after such demand, the other party shall name an arbitrator, or in default thereof, such arbitrator shall be named by the Arbitration Committee of the American Arbitration Association, and the two arbitrators so selected shall name a third arbitrator within 15 days or, in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association.

                 (iii) The Company shall pay 50% of Employee's reasonable costs and expenses of arbitration; however, if the Company loses the arbitration, the Company shall reimburse Employee for the other 50% of Employee's reasonable costs and expenses of the arbitration

                 (iv) The arbitration hearing shall be held at a site in Houston, Texas, to be agreed to by a majority of the arbitrators on 10 days' written notice to the parties.

                 (v) The arbitration hearing shall be concluded within 10 days unless otherwise ordered by a majority of the arbitrators, and the award thereon shall be made within 10 days after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding during the period of this Agreement, and judgment on such award may be entered by either party in the highest court, state or federal, having jurisdiction.

                 Except as specifically provided above, no other dispute or controversy arising out of or in connection with this Agreement may be submitted to arbitration without the mutual consent of both parties.

                 The parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising during the Agreement Period and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

                 10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                 11. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.





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         IN WITNESS WHEREOF, the Company and Employee have entered into this
Agreement as of the day and year first above written.

                                         TRANSCO ENERGY COMPANY


                                         By:/s/ JOHN P. DESBARRES
                                            John P. DesBarres
                                            Chairman, President &
                                            Chief Executive Officer

                                         EMPLOYEE
                                            /s/ ROBERT M. CHISTE
                                            Robert M. Chiste



                                         Addresses:

                                         If to the Company:

                                            Transco Energy Company
                                            2800 Post Oak Boulevard
                                            Houston, Texas 77056
                                            Attention: General Counsel

                                         If to the Employee:

                                            Robert M. Chiste
                                            15834 Hidden Cove
                                            Houston, Texas 77079





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